Contact: Thomas Kiral

S&T Insurance Group, LLC

724-465-6727

TO BE RELEASED:

11:00 a.m., Monday, January 3, 2005

S&T Bank Acquires Insurance Agencies

Indiana, Pennsylvania (Nasdaq NMS: STBA) - S&T Bank (NASDAQ: STBA) announced today that it has acquired Bennett Associates, Inc. and Cowher-Nehrig & Co., (the Bennett Group), two multi-line insurance agencies. These agencies, which are located in Ebensburg and Nanty Glo, Cambria County, Pa., respectively, will retain their current office locations.

Thomas Kiral, president of S&T Insurance Group, LLC, said, "This recent acquisition becomes part of Evergreen Insurance Associates, LLC, S&T Insurance Group's platform agency, also located in Ebensburg, Pa."

He added, "These agencies will help to further expand the current offering of a complete line of commercial and personal coverages from some of the most respected carriers in the business. These offerings complement S&T Bank's overall service strategy of providing a full array of financial solutions."

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S&T Insurance Acquires

Insurance Agencies

Joseph Imler, president of Evergreen, said, "This acquisition is a natural fit for Evergreen because of the close proximity of offices. Our guiding philosophy is to provide quality insurance programs structured to our customers' individual needs. The Bennett Group understands this philosophy and we are confident this relationship will assist Evergreen in its continuing effort to provide the best possible solutions for consumers in need of quality products while also providing the highest level of service in the insurance industry."

Evergreen Insurance Associates, LLC was founded in 1980 and became a division of S&T Insurance Group, LLC, a wholly owned subsidiary of S&T Bank in August 2002. Evergreen Insurance operates offices in Ebensburg, Greensburg and Brookville, Pa. and provides customers access to the region's largest and most highly regarded group of insurance carriers to meet both personal and commercial insurance needs.

Headquartered in Indiana, Pa., S&T Bancorp, Inc. operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.0 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.